SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Check the appropriate box:

[x]      Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]      Definitive Information Statement

         MID-STATE RACEWAY, INC.
         --------------------------------
         (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1) Title of Each class of securities to which transaction applies:

         -----------------------------------------------------------------------
         2)       Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
         4)       Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
         5)       Total fee paid:

         -----------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         -----------------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         3)       Filing Party:

         -----------------------------------------------------------------------

         4)       Date Filed:

         -----------------------------------------------------------------------

                             MID-STATE RACEWAY, INC.

                              INFORMATION STATEMENT

                       2000 ANNUAL MEETING OF SHAREHOLDERS

                        WE ARE NOT ASKING YOU FOR A PROXY

GENERAL INFORMATION

     This Information Statement is being delivered in connection with the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Mid-State Raceway, Inc. (the "Company") to be held on Friday, September 8, 2000 at 2:00 p.m. local time for the purposes a) of electing four Directors whose terms will expire at the Company's 2003 Annual meeting of Shareholders, and b) amending the Company's Certificate of Incorporation and By-laws i) to permit the election of three additional Directors for a total of fifteen Directors; ii) to expand the corporate purposes to include the operation of a hotel and other activities not directly related to harness racing, and; iii) to establish the position of Chairman of the Board as separate from the President of the Company. The Annual Meeting will be held at the Comfort Suites Hotel which is adjacent to the track at Vernon Downs, Vernon, New York.

     The Company's principal executive offices are located at Vernon Downs, Vernon, New York 13476. The telephone number at that address is (315) 829-2201.

     This Information Statement and the Annual Report to Shareholders will be first mailed on or about August 10, 2000, to all shareholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on July 26, 2000 are entitled to notice of, and to vote at, the Annual Meeting. At the record date 442,766 shares of the Company's $0.10 par value common stock ("Common Stock") were issued, outstanding and entitled to vote at the Annual Meeting.

VOTING

     Every shareholder voting for the election for Directors is entitled to one vote for each share held of record on the record date. The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Directors are elected by a plurality of the votes cast at the meeting.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders which are intended to be presented by such shareholders at the Company's 2001 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices no later than April 1, 2001 in order to be included in the information statement or proxy soliciting material, as the case may be, relating to that meeting.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of 10 meetings during the calendar year ending December 31, 1999. No person who is presently a Director of the Company attended fewer than 75 percent of all such meetings of the Board of Directors and of the Committees, if any, on which such Director served, except for Dominic
A. Giambona and Jeremiah Law

     The Company has a standing Compensation-Labor Relations Committee of the Board of Directors.

     The Company's Compensation-Labor Relations Committee currently consists of John J. Signorelli, Justice M. Cheney, Patrick Bombardo and Jeremiah Law. The Compensation-Labor Relations Committee reviews compensation and benefits for the Company's employees and makes recommendations to the Board of Directors. Except for Justice M. Cheney, and Patrick Bombardo, no member of the Compensation-Labor Relations Committee was or is an employee of the Company.

     The Company has no Audit Committee or Nominating Committee. The Board of Directors, however, performs the functions of Nominating Committee and may nominate one or more persons for election to the Board of Directors.

     Any shareholder may nominate one or more persons for election to the Board of Directors, provided such nomination is in writing, received by the Secretary of the Company at the Company's principal executive office not less than 30 days prior to the meeting date and is accompanied by the written consent of such nominee to serve as a director.

COMPENSATION OF DIRECTORS

     The Company does not compensate persons for serving on its Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 26, 2000 (i) by each person who is known by the Company to own beneficially more than five percent of the Company's common stock, (ii) each Director and nominee for Director of the Company and (iii) all Directors and Executive Officers as a group.

         Directors, Executive Officers                Shares Beneficially Owned
         5% Shareholders                    Number            Percent
         ---------------                    ------            -------

         Standardbred Enterprises, Ltd.
         3837 Peterboro Road
         Oneida, New York 134213            126,657(3)             28.61%

         Richard C. Breeden, Trustee
         Bennett Management

         & Development Corp.                38,000            8.58%
         Abe Acee, Jr. (1),(4)              200                    (2)
         Patrick Bombardo (1)               100                    (2)
         Justice M. Cheney (1),(4),(5)      270                    (2)
         Leighton R. Burns (4)              100                    (2)
         Dominic Giambona (1),(5)           68,833                 15.55%
         Joel Gosler (4)                    0                      0
         Thomas M. Hunter (1),(4)           0                      0
         Edward A. Kiley (1)                250                    (2)
         Jeremiah Law (1)                   510                    (2)
         Dr. Robert Legler, DVM (1)         0                      0
         James J. Moran 1                   100                    (2)
         John J. Signorelli (1),(4),(5)     68,833            15.55%
         Paul V. Noyes (1),(5)              19,594            4.43%
         Wesley E. Wendt, Sr. (1)           1,334                  (2)

All Directors and Executive
Officers as a Group (13 persons)            160,024                36.14%

1.   Director of the Company.

2.   Denotes less than one percent of ownership.

3. There has been an Interpleader action commenced in New York State Supreme Court to determine ownership of the Shares. Standardbred Enterprises, Ltd. does not claim ownership of the shares. Ownership is claimed by the Trustee of the Bennett Funding, Inc. Bankruptcy and NW Investors, II, LLC.

4.   Nominee for Director.

5.   Executive Officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer for services to the Company during the three fiscal years ended December 31, 1999.

   Name and Principal Position              Year   Salary    Bonus     Other
   ---------------------------              ----   ------    -----     -----
   John J. Signorelli                       1999                      $26,000
   (President and Chief Executive
   Officer from September 8, 1999)

   Justice M. Cheney                        1999   $42,692     -         -
   (President and Chief Executive
   Officer to September 8, 1999)

     No other executive officer received an annual salary and bonus in excess of $100,000 over the last three fiscal years. John J. Signorelli is currently receiving a monthly consulting fee of $6,500 ($78,000 annually).

CHANGES IN CONTROL OF COMPANY

     On November 5, 1999, John J. Signorelli, and Dominic A. Giambona each subscribed for 67,500 shares of stock (for a total of 135,000 shares) in Mid-State Raceway, Inc. The shares were purchased for consideration of $10 per share for a total cash payment to the Company of $1,350,000. Subsequently Mr. Signorelli and Mr. Giambona each purchased 1,333 shares of stock in the Company for $10 per share, giving them each 68,833 shares (for a total of 137,666 shares).

     Messrs. Signorelli and Giambona were also issued a warrant to purchase a maximum of 175,000 shares of common stock of the Company at $10 a share. If the warrant is exercised, Messrs. Signorelli and Giambona will own approximately 51% of the total shares of stock of the Company.

     The funds used for the purchase were Mr. Signorelli's and Mr. Giambona's personal funds. At the Board of Directors meeting on September 8, 1999, Messrs. Signorelli and Giambona were elected Directors of the Company and in addition, Mr. Signorelli was elected President and Chief Executive Officer of the Company, and Dominic A Giambona was elected Executive Vice President of the Company.

ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board of Directors is comprised of three classes of Directors; each of which class contains up to four directors who serve staggered three-year terms. The terms of Abe Acee, Jr. Justice M. Cheney, Thomas M. Hunter and John J. Signorelli will expire at the 2000 Annual Meeting of Shareholders. The names of the Company's Directors whose terms extend beyond the 2000 Annual meeting and who will continue in office following such meeting are as follows:

         Name of Director                            Term Expires
         ----------------                            ------------

         Dominic A. Giambona                               2001
         Patrick Bombardo                                  2001
         James J. Moran                                    2001
         Paul V. Noyes                                     2001
         Edward A. Kiley                                   2002
         Jeremiah Law                                      2002
         Dr. Robert Legler, DVM                            2002
         Wesley E. Wendt, Sr.                              2002


     PATRICK BOMBARDO (age 57) has served as a Director since August 1998. In addition to his current position as Chief Operating Officer of the Company, he has served as Director of Gaming and Interim Chief Financial Officer of the Company. Prior to joining the Company in September 1999, he was General Manager of the Comfort Suites Hotel at Vernon Downs. Mr. Bombardo is an experienced professional with more than 20 years of business experience, specializing in accounting, operations, management, training and finance. He served as Chief Financial Officer/Controller at J-K Independent Lumber Corporation in New Hartford from 1986 to February 1998. He possesses leadership experience in retailing, manufacturing and service organizations.

     DOMINIC A. GIAMBONA (age 61) has been Executive Vice President of the Company since August 1999 and has served as a Director since August 1999. Mr. Giambona is a private investor and business consultant. Born and raised in Rome, NY, Mr. Giambona now resides in Vero Beach, Florida. He is a graduate of Syracuse University and has 40 years experience with building construction, facilities management and development and marketing.

     EDWARD A. KILEY (age 58) has served as a Director since June 1999. He is a 1964 graduate of Brown University and Dean's List and Cum Laude graduate of the Syracuse University School of Law. A member of the New York, Florida and United States Supreme Court bars before retiring from the practice of law in 1995, he is currently employed as a financial planner. He is the eldest son of Vernon Downs founder William F. Kiley.

     JEREMIAH LAW (age 48) has served as a Director of the Company since December 1997. He is the proprietor of the Squat and Gobble Restaurant in Vernon, New York.

     DR. ROBERT LEGLER, DVM (age 53) has served as a Director since June 1999. Dr. Legler underwent his pre-med studies at Siena College after four years of United States Submarine Service where he attained the rank of Petty Officer 1st Class. He is a 1965 graduate of Cornell University's College of Veterinary Medicine. He worked at the Gluck Equine Research Station-University of Kentucky as an intern, and as an assistant to Dr. John Steele in Vernon. He set up his own veterinary practice in 1968 and has been employed as the track veterinarian at Vernon Downs since 1995. He has owned and managed the Bar-Log, Inc. logging and building operation and the Barb Farm, which is devoted to the breeding and racing of Standardbreds. He also maintained a competitive stable of several horses. He is presently the owner and general manager of the Vernon Apartments. Dr. Legler serves on the Town of Vernon Zoning Board of Appeals.

     JAMES J. MORAN (age 60) has been Director of Publicity/Public Relations since 1975 and Track Announcer since 1964 and has served as a Director since 1986. Mr. Moran was Secretary of the Company from 1994 to September 1999 and Assistant Secretary from 1985 to September 1999. He is past President and Chairman of the Board of the North American Harness Publicists Association and Secretary/Treasurer of the Vernon Chapter of the United States Harness Writers Association.

     PAUL NOYES (age 69) has served as a Director since August 1998 and has been Secretary of the Company since September 1999. He is a prominent area lawyer with an office in Sherrill, New York. He is a graduate of Hamilton College and Cornell University Law School. He is a Board member of the Mid-York Foundation, Kenwood Benevolent Society, Oneida Community Mansion House, Madison County Children's Camp, Mid-York Library System, and serves as Treasurer for the Madison County Democrat Committee.

     WESLEY WENDT (age 53) has served as a Director since June 1999. He is a self-made and successful businessman. Mr. Wendt has bought, improved and then sold many properties in Oneida and Madison Counties. In addition, he has owned and operated several restaurants, most notably Dibbles Inn in Vernon, New York. In the Spring of 1998, when this track was close to financial collapse, he organized on short notice a loan of one million dollars to the track. For many years, he has supported very quietly and generously many civic causes.

     NOMINEES

     Four Directors are to be elected at the Annual Meeting. The terms of these Directors will expire at the 2003 Annual Meeting of Shareholders or until successors have been elected and qualified. The following persons have been nominated by the Company shareholders for election to the Board of Directors:
Abe Acee, Jr., Leighton R. Burns, Justice M. Cheney, Joel Gosler, Thomas M. Hunter and John J. Signorelli. Except for Leighton R. Burns and Joel Gosler, all of the nominees are presently Directors of the Company.

     Certain information regarding each nominee is set forth below:

     ABE ACEE, JR. (age 54) has served as a Director since December 1997. He has been a resident of Vernon, New York for 20 years and is proprietor of the Nothin' Fancy Cafe' and Country Edition in Vernon, New York. From 1977 to 1993, he has provided feed service to Vernon Downs and also brokered hay and straw to major Standardbred and Thoroughbred facilities and breeding farms in the northeastern Untied States. He is one of the founders of the Vernon Merchants Association and continues to be an active member of the Association.

     LEIGHTON R. BURNS (age 69) is a 1958 graduate of Cornell University Law School. He is admitted to the Bar of the State of New York and has also been admitted to the United States District Courts, for the Northern and Western Districts of New York and the Second Circuit Court of Appeals. Mr. Burns is affiliated with the law firm of Kernan and Kernan, P.C. where he specialized in trial and appellate work in civil litigation. He is a Fellow of the American College of Trial Lawyers and Past President of the Oneida County Bar Association.

     JUSTICE M. CHENEY (age 67) is currently Vice-President and General Manager of the Company and has served as a Director since December 1997. Mr. Cheney was President and Chief Executive Officer of the Company from December 1997 to September 1999. He was an adjunct professor with the Department of Vocational/Technical Education, SUNY Oswego. He has been a member of the United States Trotting Association since 1953 and is licensed as an owner, trainer, driver and breeder of Standardbred horses. He has raced harness horses as both a driver and a trainer at Vernon Downs, Saratoga Raceway and various New York State and County Fairs.

     JOEL GOSLER (age 61) is a Corporate Executive with 40 years experience in national and international sales and marketing in the hospitality trade. Mr. Gosler is one of the most respected individuals in his field. He was recently honored as the "Man of the Year" by his peers. He currently serves as a consultant to major corporations in the hospitality industry.

     THOMAS M. HUNTER (age 53) has served as a Director since December 1997. He has been a licensed Standardbred trainer since 1980 and is licensed as such by the New York State Racing and Wagering Board. Mr. Hunter is currently employed by H&B Marketing working in the area of advertising sales. Prior to 1992, Mr. Hunter was a self-employed businessman working in telecommunications management, marketing sales and development.

     JOHN J. SIGNORELLI (age 58) has been President and Chief Executive Officer of the Company since September 1999 and has served as Director since August 1999. Mr. Signorelli is a senior partner of Success Financial Group, a business consulting firm located in Mt. Kisko, New York. Mr. Signorelli has engaged in venture capital and business consulting activities in the equine, securities and health care industries. Mr. Signorelli is also the founder and a current board member of Transpirator Technologies, Inc. Mr. Signorelli's standardbred activities include Chief Executive Officer and founder of Saratoga Standardbreds, Inc., a breeding facility, from 1979-1991; founder and president of Preferred Equine Marketing, Inc. (PEM); founder of Saratoga Fence, Inc., specializing in PVC fencing and president of the Spring Garden Ranch training center. Mr.

Signorelli has also been a prominent owner of harness racehorses, brood mares and stallions since 1978.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     The Board of Directors has approved an Amendment to the Certificate of Incorporation and By-Laws which will increase the maximum number of directors from 12 to 15. The Amendment will permit the election of additional directors who are prominent, experienced and knowledgeable in the horse racing and hotel businesses. Management believes that such additional directors will substantially enhance the Company's business prospects. The Amendment requires approval of at least 80% of the shareholders. Vacancies on the Board of Directors as a result of the proposed amendment may be filled by majority vote of the Board.

     The Board of Directors has approved an Amendment to the Certificate of Incorporation which will amend the objects and purposes for which the company was formed to include the operation of a hotel on the Company's premises, the conduct of events, festivals, concerts, fairs, shows and the like on the Company's premises, farming and ranching on the Company's premises and any activity which will enhance and supplement the Company's horse racing business. The Amendment requires approval of at least majority of the shareholders.

The Board of Directors has approved an Amendment to the Certificate of Incorporation and By-Laws to establish the position of Chairman of the Board as separate from the President of the Company. The Amendment requires approval of at least majority of the shareholders.

OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting.



THE BOARD OF DIRECTORS
Dated:   August 4, 2000